PROSPECT PARTICIPATION AGREEMENT

Yorktown Re-entry Prospect: DeWitt County, Texas

This Prospect Participation Agreement (together with the attachments and exhibits hereto, the "Agreement") is dated this ____ day of November, 2004, by and between Croff Enterprises, Inc., whose address is 621 17th St., Suite 830, Denver, CO 80293, hereinafter referred to as "Croff," and Tempest Energy Resources, LP, whose address is 5151 East Beltline, Suite 360, Dallas, TX 75254, hereinafter referred to as "Tempest." Croff and Tempest are hereinafter collectively referred to as "Participants" or "Parties," or individually as "Party."

RECITALS:

Croff is the owner and holder of certain oil and gas and mineral leases ("the Leases" or "the Property") located in Dewitt County, Texas as more particularly described on the attached Exhibit "A." The net revenue interest of the 100% working interest in each of the Leases is shown on Exhibit "A-1" attached hereto and by this reference incorporated herein. Croff is in the process of re-entering an existing wellbore on the Leases and has presented to Tempest a program to re-enter plugged wellbores or drill new wells on the Property. Tempest is in the business of developing and producing oil and natural gas and desires to acquire an assignment of an undivided 75% of the working interest in the Leases subject to the terms and conditions contained in this Agreement. Now therefore, in exchange for the mutual promises, conditions, and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto enter into the Prospect Participation Agreement ("Agreement") as follows:

AGREEMENT

  Primary Agreements by Croff.

  1.1 Croff agrees to assign, pursuant to this Agreement, an undivided 75% interest in and to the Leases to Tempest.

  1.2 Croff shall retain, notwithstanding the overall assignment of a 75% interest in the leases, a 40% interest in the Helen Gips #1 wellbore, as shown on Exhibit C-1 hereto.

  1.3 Croff agrees that the payments provided in Section 2 shall be full consideration for all bonus, land, title, brokerage, geologic, geophysical, seismic, overhead, pre-October 1, 2004 re-entry, and all other costs or expenses incurred or committed to, prior to the Closing (defined below), within the area of mutual interest ("AMI") as defined in section 3 below.

  1.4 Unless Croff elects otherwise, pursuant to provisions contained within the Joint Operating Agreement (as defined in paragraph 3.3), Croff will pay 10% of all costs and expenses relating to re-entering or drilling all wells or any other normal operation expenses in the AMI subsequent to the Champlin - Helen Gips #1 well completion in return for its non-carried 10% working interest participation as shown on Exhibit "C-1" hereto.

  1.5 Croff will have a carried working interest of 15% (the remaining 10% of the 25% being a paid working interest) through the drilling and development stages of the re-entry wells on the Leases in the AMI, complete to connection to the pipeline or installation of tank battery, and shall thereafter pay 15% of all further costs and expenses of operating such wells, all in accordance with Exhibit "C-1."

  1.6 Croff shall provide Tempest with a bill of sale on the pre-October 1, 2004 work and equipment on the re-entry of the Helen Gips #1 well, which has 5 1/2 inch casing completed to approximately 13,500 feet through the Wilcox oil and gas producing zone which will be cemented and ready for perforation prior to the Closing.

  1.7 Croff has completed the Helen Gips #1 well up to the point of perforating and fracturing. Costs of completion work on or after October 1, 2004, shall be paid for and the responsibility of Tempest. These costs are estimated on the Authorization For Expenditure ("AFE") attached hereto as Exhibit "B." In the event the Helen Gips #1 well re-entry is unsuccessful, Tempest shall be entitled to recover all tangible equipment (e.g., without limitation, tubing, wellhead, etc.) located on the Helen Gips #1 well, which shall be owned 75% by Tempest and 25% by Croff.

  1.8 Croff shall provide Tempest, at least 48 hours prior to Closing, plugging reports for all prospective re-entry wells on the Leases covered by this Agreement.

  Primary Agreements by Tempest.

  Tempest agrees, subject to the conditions contained herein, to do the following:

  2.1 Tempest shall pay a participation fee relating to the Helen Gips #1 well, by cashiers check or wire transfer, in the sum of $100,000 at Closing as more particularly described in paragraph 6.4 below.

  2.2 Tempest shall pay directly, or reimburse Croff if already paid, for the costs incurred between October 1, 2004, and Closing relating to completing the Helen Gips #1 well, which costs are estimated in the attached AFE for completion of such well and which AFE is attached hereto as Exhibit "B" and incorporated herein. Croff shall provide Tempest, at least 48 hours prior to Closing, a copy of all invoices received, including an itemized list of such invoices that shall also indicate whether or not such invoices have been paid by Croff, for work performed on the Helen Gips #1 well re-entry on or after October 1st, 2004.

  2.3 After Closing, the Participants shall commence the final completion of the Helen Gips #1 well re-entry. It is anticipated that the steps of completing the bond log, squeezing cement behind the Wilcox-Speary zone of interest and purchasing and hanging tubing to 10,000 feet will have been completed as of Closing, and the Helen Gips #1 well will be ready for perforation and fracturing.

  2.4 15 days after (a) completing the Helen Gips #1 as a commercial producer or (b) receipt of Tempest's written request (provided such written request is made within 60 days of the removal of the Helen Gips #1 completion rig), whichever is earlier, Croff shall execute, record and deliver assignments conveying to Tempest an undivided 75% interest in the Leases, subject only to the Royalties and the Reserved Overriding Royalty Interest as defined in Paragraph 4.5 below and shown on Exhibit A-1. Upon receipt of said recorded assignments, Tempest shall pay to Croff an amount equal to $100 per net acre assigned.

  2.5 Upon each future re-entry well proposed by Tempest or Croff on the Leases in which Tempest participates, Tempest will pay Croff a participation fee of $50,000 per well re-entry.

  Area of Mutual Interest

  3.1 Croff and Tempest designate the cross-hatched area on the plat attached as Exhibit "C" as an Area of Mutual Interest (the "AMI"). In the event that any Party to this Agreement, their successors or assigns, any principal, employee, agent, affiliated entity or company, or nominee of any Party to this Agreement ("Acquiring Party"), should hereafter acquire, directly or indirectly, any interest in any oil and gas leases, mineral interest, royalty, overriding royalty, option agreement, seismic agreement, or any other interest in the oil, gas or minerals, insofar and only insofar as said interest covers lands within the AMI ("Acquired Interest"), while the AMI is in effect, the Acquiring Party shall, within ten (10) days after the acquisition of such Acquired Interest, send a notice of such acquisition in writing to the other Party to this Agreement, by fax or by mail. The notice shall include a reasonable description of the Acquired Interest, including copies of leases, assignments, farmouts, and other documents of acquisition, title information, plats, and all other documentation reasonably available which will permit the Party receiving notice to evaluate the Acquired Interest and the actual direct cost of acquisition, including copies of paid drafts, brokerage invoices, charges and other supporting data.

  3.2 Upon receipt of the notice of acquisition and accompanying required documentation, the other Party (the "Offeree") shall have the option to purchase a proportionate share in the Acquired Interest equal to the Offeree's "Subsequent Well" interest as set forth on Exhibit "C-1," upon the same terms obtained and for the same consideration paid by the Acquiring Party. Within fifteen (15) days following receipt of such notice, the Offeree may elect to acquire its pro rata share of the Acquired Interest by sending to the Acquiring Party written notice of such election, accompanied by payment of the Offeree's proportionate share of the actual direct cost of acquisition and its written agreement to bear its proportionate share of any obligation incurred in such acquisition. In the event that Offeree fails to respond in the manner described above within said fifteen (15) day period, such failure to respond shall constitute an election not to acquire such Offeree's share of the Acquired Interest. The Acquiring Party shall have the right to participate for the share of the interest of the declining Offeree.

  3.3 The AMI shall continue in force for a period of 5 years from the date of this Agreement or for so long as any of the Leases covering lands in the AMI, or renewals, extensions, new options, top leases or new leases taken in lieu thereof, shall continue in force and effect, whichever is first to occur. Following the expiration of the AMI as provided above, either Party to this Agreement shall be free to acquire acreage or interests within the AMI, without obligation to offer any interest in such oil and gas leases so acquired to the other Party hereto. Upon expiration of the AMI, Acquired Interests or Leases which are jointly owned by the Parties shall be subject to the Joint Operating Agreement attached hereto as Exhibit "D" and incorporated herein (the "JOA").

  3.4 Assuming Tempest has taken assignment of an undivided 75% interest pursuant to paragraph 2.4 above, then, (a) anytime after 90 days following initial production from the Helen Gips #1, or (b) April 1st, 2005, whichever occurs first, either Croff or Tempest may propose a subsequent re-entry or new well. Thereafter, proposals for subsequent re-entries and/or new wells shall be governed by the terms of the JOA. The Participants' interests shall be as shown on Exhibit "C-1" for "Subsequent Re-entries," "Subsequent Wells" or other operations within the AMI, as appropriate. Said proposal(s), and the elections of the Participants pursuant to such proposal(s), shall be handled in accordance with the procedures outlined under the JOA at the interests outlined in Exhibit "C-1" attached hereto.

  Terms of Assignments

  The assignments from Croff to Tempest shall be made under the following provisions:

  4.1 Each assignment shall be an assignment by special warranty which shall provide that Croff warrants title only against any person claiming title by, through or under it.

  4.2 All assignments shall be accompanied by complete copies of the Leases taken by Croff which will be provided to Tempest.

  4.3 Croff shall have prepared, and shall deliver to Tempest prior to Closing, a drilling title opinion on the Helen Gips # 1 well covering all of the Leases (Tract A-1) on which the Helen Gips #1 well is located. In addition, Croff shall also cause its title attorney to review all other Leases owned by Croff in the AMI and to render an opinion as to the suitability of each Lease for inclusion into a Wilcox unit, noting any restrictions or limitations to such inclusion.

  4.5 Tempest has acknowledged that Croff has reserved unto Carlton Gibson and Charles Lawson, including their associates, successors and assigns, overriding royalty interests (the Reserved Overriding Royalty Interests) equal to 2% of eight-eighths (2% of 8/8ths) and 1% of eight-eights (1% of 8/8ths), respectively, of all hydrocarbons produced, saved and sold from the Leases. The net revenue interest in each of the Leases, inclusive of the effects of the Reserved Overriding Royalty Interests, is shown on Exhibit "A-1." The Reserved Overriding Royalty Interests shall be calculated without deduction for the cost of compression, dehydration, separating, gathering, treating, processing, or actions otherwise making said hydrocarbons ready for sale, but may be charged with its proportionate share of all gross production, severance, ad valorem and similar taxes as well as their proportionate share of transportation charges paid to a third party for transporting said hydrocarbons to the point of sale. The Reserved Overriding Royalty Interests shall be responsible for providing their proportionate share of fuel for leasehold purposes (e.g., without limitation, dehydration and compression). Croff shall take all steps necessary to ensure that the Reserved Overriding Royalty Interests are appropriately and completely filed of record.

  4.6 Croff hereby agrees to discharge its obligations to Carlton Gibson and Charles Lawson, as provided in paragraph 4.5 above, and to indemnify and hold harmless Tempest from any claim or cause of action resulting from any agreement with Carlton Gibson and/or Charles Lawson, and to assume any and all liability relating to its agreements with Carlton Gibson and Chuck Lawson. Notwithstanding the foregoing, Tempest or its designee, as operator, shall make distributions to all wellbore payees, including the Reserved Overriding Royalty Interests, in accordance with applicable division orders, and Croff shall provide Tempest with the applicable tax identification numbers for Carlton Gibson and Charles Lawson.

  4.7 For Subsequent Re-entry wells, Tempest may, in its sole and exclusive discretion, make any and all payments directly to payees based upon such payees' respective interests set forth Exhibit "C-1" hereto.

  Brokerage Fees

  5.1 Croff represents that Hunter-Stuart Energy Advisors ("Hunter-Stuart"), pursuant to an agreement with Croff, is due a $22,500 fee and a 1.875% carried working interest on each re-entry well drilled on the Leases. Croff hereby agrees to discharge its obligations to Hunter-Stuart and to indemnify and hold harmless Tempest from any claim or cause of action resulting from any agreement with Hunter Stuart and to assume any and all liability relating to Hunter-Stuart, except as provided in this paragraph

  5.1 On all subsequent re-entry wells on the Leases in which Tempest participates, the $22,500 fee due to Hunter-Stuart shall be included in the AFE as a cost of such re-entry well. For Subsequent Re-entry wells, Tempest may, in its sole and exclusive discretion, make any and all payments directly to Hunter-Stuart.

  Closing

  Closing of this Agreement shall take place on or around November 3, 2004 at the offices of Tempest Energy Resources LP, at 5151 E. Beltline Rd, Suite 360, Dallas, Texas, 75254, or at the offices of Croff Enterprises, Inc., at 621 17th Street, Suite 830, Denver, Colorado, 80293 at 10:30 A.M. C.S.T., which location Tempest shall designate in its sole discretion (the "Closing"). At Closing, the actions set out in this Agreement shall occur, including, but not limited to the following:

  6.1 Croff shall deliver the drilling title opinion, other Lease opinions contemplated under paragraph 4.3, and all other deliveries and requirements set forth in this Agreement.

  6.2 The JOA and attachments will be executed and delivered.

  6.3 Tempest shall reimburse Croff for all substantiated costs of completion necessary on the Helen Gips #1 well incurred and paid by Croff from and on October 1, 2004, to Closing, as required by paragraph 2.2 of this Agreement.

  6.4 Tempest shall pay to Croff the sum of $77,500 as required by paragraph 2.1 of this Agreement. Tempest shall further pay to Hunter-Stuart $22,500 as required by paragraph 2.1 of this Agreement. Such payments to Croff and Hunter-Stuart total and equate to the $100,000 Tempest is required to pay pursuant to paragraph 2.1 of this Agreement.

  Joint Operating Agreement

  7.1 Croff will continue as operator of record until Closing, at which time the JOA will be executed, and Tempest or its designee will assume operating control and shall become the Operator of record for all wells covered by this Agreement.

  7.2 All operations to be conducted upon the Leases and within the AMI shall be conducted pursuant to the terms of the JOA which shall name Tempest or its designee as Operator. By execution of this Agreement, the Parties hereto agree to be bound by the terms of the JOA. It is understood and agreed that, in the event of a conflict between the terms and provisions of this Agreement and the JOA, the terms of this Agreement shall control.

  7.3 As Operator, Tempest or its designee will maintain insurance for the benefit of Participants in accordance with the Schedule of Insurance as included in Exhibit "D" to the JOA. Tempest or its designee shall have no liability for any loss not covered by the insurance provided under the JOA, nor shall Tempest or its designee be liable for the failure of any insurer. Any Party desiring to insure for additional risks or in excess of the limits reflected in the JOA shall be responsible for obtaining its own additional coverage at its sole and exclusive expense.

  7.4 As to each re-entry and new well drilled under this Agreement, Tempest or its designee shall provide to Croff copies of daily drilling or operations reports as are generated in the ordinary course of its business, as well as copies, if any, of intermediate logs, mud logs, electric logs, velocity surveys, core analysis, completion reports, four point tests, pressure tests, reserve reports and other well tests or data obtained by Participants in their operations upon any well re-entered, drilled or operated in the AMI, as well as all geological, geophysical and engineering data, performed for the joint account. Participants or their respective representatives shall, at their sole risk and expense, have complete access to the location and derrick floor of any well re-entered, drilled or reworked pursuant to this Agreement; provided, however, such access shall in no way impair the operations of Tempest or its designee.

  Representations and Warranties of Croff.

  Croff hereby makes the following representations and warranties as an inducement to Tempest to enter into this Agreement:

  8.1 Croff is a duly organized and validly existing corporation licensed to do business in the States of Utah, Colorado and Texas.

  8.2 Croff is a licensed and bonded oil and gas operator in the State of Texas pursuant to the statutes of the State of Texas and the rules of the Railroad Commission of Texas.

  8.3 The designated representative of Croff executing this Agreement has been fully authorized and empowered to execute such Agreement by Croff's Board of Directors. Croff has full corporate power and authority to enter into this Agreement and to perform its obligations under this Agreement.

  8.4 Croff is the owner and holder of the Leases or the Property located in Dewitt County, Texas as more particularly described on the attached Exhibit "A." Croff represents that the Leases are in full force and effect, that all royalties and rentals there under have been paid in full, and that the Leases are free and clear by any liens and encumbrances permitted by, through, or under Croff. Croff represents and warrants that there are no claims, lawsuits (either filed, threatened, or pending), demands or other causes of actions affecting, or which may affect, Croff, the Leases and/or Property.

  8.5 Croff represents there are no other claims for brokerage fees, third party agreements, or other arrangements with respect to the Leases except as set out in paragraph 4.5 and section 5 of this Agreement.

  8.6 The execution and delivery of this Agreement does not and shall not conflict with, result in a breach of, or constitute a default under any agreement or instrument to which Croff is a party or violate any provision of any legal obligation applicable to Croff.

  8.7 Croff hereby acknowledges that they are in the oil and natural gas exploration business, and fully understand that the investment in oil and gas drilling and properties is of a highly speculative nature and that it understands the risks involved therein. Croff represents that it has provided Tempest access to all technical information, Leases, and relevant general information in its possession, and/or which it has reviewed, pertaining to the AMI and the Leases.

  8.8 Croff has disclosed to Tempest all material facts and circumstances underlying and/or relating to the transactions contemplated by this Agreement.

  8.9 Croff has the financial ability to carry out its obligations pursuant to this Agreement, including the ability to fund up to seven hundred thousand dollars ($700,000) as may be required if it decides to participate in the development of the Leases.

  Representations and Warranties of Tempest.

  Tempest, as an inducement to Croff to enter into this Agreement, warrants and represents as follows:

  9.1 Tempest is a validly existing partnership under the laws of the State of Texas and is in good standing in the State of Texas.

  9.2 Tempest is a licensed and bonded operator in the State of Texas pursuant to the statutes of the State of Texas and the rules of the Railroad Commission of Texas.

  9.3 Tempest has the financial ability to carry out its obligations pursuant to this Agreement, including the ability to fund up to seven million dollars ($7,000,000) as may be required if it decides to develop the Leases.

  9.4 This Agreement has been authorized by the general partner of Tempest and all other entities required to approve it, and the officer(s) executing this Agreement has(ve) been duly authorized to bind Tempest.

  9.5 Tempest has entered into no other brokerage agreements, third party agreements or otherwise which would create any obligation with respect to Croff except as set out in this Agreement.

  9.6 Tempest hereby acknowledges that they are in the oil and natural gas exploration business, and fully understand that the investment in oil and gas drilling and properties is of a highly speculative nature and that they understand the risks involved therein and that Croff has in no way or manner made any guarantees, warranties or promises to the certainty of the origin, quantity, quality, condition, interchangeability, fitness for any particular purpose, or existence of any reserves or future values to be derived therefrom. Tempest has had an opportunity to make an independent evaluation and examine all records provided by Croff relating to the AMI and the Leases.

  Termination.

  This Agreement shall continue in force for a period of 5 years from the date of this Agreement or for so long as any of the Leases covering lands in the AMI, or renewals, extensions, new options, top leases or new leases taken in lieu thereof, shall continue in force and effect, whichever is first to occur.

  Miscellaneous.

  11.1 Croff disclaims any warranties or representations with regard to the presence of any hazardous substances, as defined under federal or state laws, rules or regulations, and each Participant respectively represents that it has made a satisfactory assessment of the Leases with respect to environmental compliance and the presence of hazardous substances.

  11.2 Nothing in this Agreement shall be construed as creating a partnership or joint venture or otherwise establishing joint or collective liability. No partnership, joint venture or mining partnership is intended or meant to be created by this Agreement, and no act by Croff or Tempest shall operate to create any such relationship. Neither Tempest, nor its contractors, subcontractors, agents, servants and/or employees are in any way contractors, subcontractors, agents and/or employees of Croff. Neither Croff, nor its contractors, subcontractors, agents, servants and/or employees are in any way contractors, subcontractors, agents and/or employees of Tempest.

  11.3 This Agreement, along with its Exhibits, evidences the complete agreement of the Parties, and all prior or contemporaneous representations or communications are merged into this Agreement. This Agreement may be amended only by an agreement executed by Croff and Tempest in writing. The covenants and agreements herein shall not be superseded or merged into the assignment of the Leases.

  11.4 This Agreement shall be freely assignable by either Party, in whole or in part; provided, however, any such assignment shall be made specifically subject to the terms hereof, including equivalent representations and warranties, especially as to financial capability, and the terms of the JOA. The covenants and agreements herein shall be covenants running with the land, and shall be binding upon and inure to the benefit of the Parties, their successors and assigns. The provisions of this Agreement shall survive Closing and shall not be merged into any subsequent assignment.

  11.5 This Agreement and the transactions contemplated hereby shall be construed in accordance with and enforced under the laws of the State of Texas, without regard to rules concerning conflicts of laws.

  11.6 Unless specifically otherwise disclosed herein, there are no third party beneficiaries of this Agreement.

  11.7 All notices hereunder shall be deemed to be properly given, if in writing, and sent by certified mail, courier delivery or by confirmed facsimile transmission, addressed to the respective Party at the address as set listed below, or such other address as either Party shall hereafter designate in writing, from time to time, and provide notice thereof to the other Party.

  Addresses:

  Tempest Energy Resources LP
  Attn: Roger Farrell
  5151 East Beltline, Suite 360
  Dallas, Texas 75254
  Fax: (972) 934-2055

  Croff Enterprises, Inc.
  Attn: Gerald L. Jensen
  621 17th Street, Suite 830
  Denver, Colorado 80293
  Fax: (303) 383-5018

  11.8 This Agreement may be executed by the Parties in any number of multiple counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute but one and the same instrument.

  11.9 The Parties acknowledge that they have read this Agreement, have had an opportunity to review it with an attorney of their choice, and have agreed to all of its terms. Under these circumstances, the Parties agree that the rule of construction that a contract be construed against the drafter may not be applied in interpreting this Agreement. In addition, notwithstanding anything contained in this Agreement to the contrary, each Party shall be wholly and solely responsible for the legal costs incurred by it in the negotiation and drafting of this Agreement and such costs shall not be allowed under the JOA.

  11.10 If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws during the term hereof, such provision shall be fully severable and the remaining terms of this Agreement shall remain in full force and effect.

  11.11 No waiver by any Party of any condition, or of any breach of any covenant, agreement, representation, or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other covenant, agreement, representation or warranty.

EXECUTED this __________ day of November, 2004 Croff Enterprises, Inc. dba Croff Oil Company

By: ___________________________________
Gerald L Jensen, President Tempest Energy Resources, LP

By: ___________________________________
Roger A. Farrell, Executive Vice President

List of Exhibits:

EXHIBIT "A" - Leases EXHIBIT "A-1" -Net Revenue Interest in each Lease

EXHIBIT "B" - AFE for Helen Gips #1 EXHIBIT "C" -AMI Plat

EXHIBIT "C-1" - Working Interest Table EXHIBIT "D" - JOA